Exhibit 99.1

California State Fund Enhances Workplace Safety and Productivity Initiatives with Upgrade to Magnitude's ErgoEnterprise(TM) 5.5

CHESTER, N.J., Nov. 16 /PRNewswire-FirstCall/ -- Magnitude Information Systems, Inc. (Nasdaq: MAGY), a human capital optimization solution company, today announced that California State Fund (State Fund) has purchased an upgrade to ErgoEnterprise v5.5, Magnitude's patented Anti-Injury(TM) software solution, for its employees using computers.

The California State Fund is a non-profit, public enterprise fund that operates like a mutual insurance carrier. State Fund provides California employers with workers' compensation insurance protection at cost with no financial obligation to the public. State Fund adjusters, professional loss control representatives, and industrial hygiene and ergonomics specialists are located in offices throughout the state. State Fund employees provide full services for employers and their injured workers and work to keep costs down. More than 250 employer associations offer coverage through the State Insurance Fund of California.

Over the last decade, Carpal Tunnel Syndrome and other Repetitive Strain Injuries (RSI) have become the largest injury category plaguing computer users in the workplace, home and school. Altogether, RSI represents 62 percent of all North American workers' compensation claims and results in nearly $15 billion to $20 billion in lost work time and medical claims each year, as reported by OSHA. California, a leader in workplace safety, proactively recognized this issue over five years ago when it was the first state to enact regulations (Title-8) requiring employers to address office ergonomics and computer workstation safety.

Margaret Corderman, Risk Manager, California State Fund, stated: " State Fund has been an ErgoEnterprise(tm) user since 2000. The new features in ErgoEnterprise (tm) allow State Fund to provide even better end-user experience for our 10,000+ employees." Mark Chroscielewski, Magnitude's SVP Business Development added, "California State Fund is a special employer that clearly recognizes that employees are their biggest and most important asset. We applaud visionary enterprises like State Fund that achieve safety and productivity within the same focus".

About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. (http://www.magnitude.com) is the leading developer of Human Capital Optimization Solutions for employers with computer users. ErgoEnterprise(TM), Magnitude's unique patented flagship product, delivers RSI Management and productivity enhancement benefits. ErgoEnterprise has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.

 This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking